UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

1075 Opakapaka Street
Kapolei, Hawaii, 96707
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement .

Agreement with BHS Acquisitions, LLC.

On November 19, 2008, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc., or Hoku Materials, entered into a Supply Agreement, or the Agreement, with BHS Acquisitions, LLC, or BHS, for the supply of hydrochloric acid, or HCl, to Hoku Materials for use in its planned polysilicon production facility in Pocatello, Idaho. The term of the Agreement is eight years. Each year during the term of the Agreement, BHS has agreed to sell to Hoku Materials, and Hoku Materials has agreed to purchase from BHS, specified volumes of HCl that meet certain purity specifications. The volume is fixed during each of the eight years. Pricing is fixed for the first twelve months of shipments, which are planned to begin on June 30, 2009, and the aggregate net value of the HCl to be purchased by Hoku Materials under the Agreement in the first twelve months is approximately $2.4 million. Pricing is to be renegotiated for each of the remaining years of the Agreement; however, if the parties are unable to agree on pricing for any future year, then either party may terminate the Agreement without liability to the other party. Either party may also terminate the Agreement under certain circumstances, including a material breach by the other party that has not been cured within a specified cure period, or the other party’s voluntary or involuntary liquidation.

The Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 19, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer